Exhibit 3.3

Filed in the Office of	Business Number E0047942018-1
Barbara K. Cegavske	Filing Number 20222287816
Secretary of State State Of Nevada	Filed On 4/28/2022 3:33:00 PM
	Number of Pages 11

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:

Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:

Name of entity as on file with the Nevada Secretary of State: LOVARRA

Entity or Nevada Business Identification Number (NVID): NV20181070936

2. Restated or Amended and Restated Articles: (Select one)

(If amending and restating only, complete section 1,2 3, 5 and 6)

☒ Certificate to Accompany Restated Articles or Amended and Restated Articles

☐ Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on:

The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☒ Amended and Restated Articles

* Restated or Amended and Restated Articles must be included with this filing type.

3. Type of Amendment Filing Being Completed: (Select only one box)

(If amending, complete section 1, 3, 5 and 6.)

☐ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock)

The undersigned declare that they constitute at least two-thirds of the following:

(Check only one box) ☐ incorporators ☐ board of directors

The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued

☒ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 94%

☐ Officer's Statement (foreign qualified entities only) -

Name in home state, if using a modified name in Nevada:

Jurisdiction of formation:

Changes to takes the following effect:

☐ The entity name has been amended.
☐ The purpose of the entity has been amended.
☐ The authorized shares have been amended.
☐ Other: (specify changes)
☐ Dissolution
☐ Merger
☐ Conversion

* Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation.

This form must be accompanied by appropriate fees.

Page 1 of 2
Revised: 1/1/2019

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

4. Effective Date and Time: (Optional)	Date: May 9, 2022 Time: (must not be later than 90 days after the certificate is filed)
5. Information Being Changed: (Domestic corporations only)	Changes to takes the following effect: ☒ The entity name has been amended. ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) ☐ The purpose of the entity has been amended. ☒ The authorized shares have been amended. ☐ The directors, managers or general partners have been amended. ☐ IRS tax language has been added. ☒ Articles have been added. ☐ Articles have been deleted. ☒ Other. The articles have been amended as follows: (provide article numbers, if available) Articles 1,4,5,6,7,8 have been amended. (attach additional page(s) if necessary)
6. Signature: (Required)	X [signature] Chief Executive Officer Signature of Officer or Authorized Signer Title X ______ ______ Signature of Officer or Authorized Signer Title *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

Please include any required or optional information in space below:
(attach additional page(s) if necessary)

This form must be accompanied by appropriate fees.

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Revised: 1/1/2019

FIRST AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF
LOVARRA

(A NEVADA CORPORATION)

Lovarra, a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), hereby certifies as follows:

1.           The name of the Corporation is Lovarra. The original Articles of Incorporation of the Corporation were filed with the Office of the Secretary of State of the State of Nevada on January 29, 2018.

2.          These First Amended and Restated Articles of Incorporation were duly adopted in accordance with Sections 78.390, 78.385 and 78.403 of the Nevada Revised Statutes, and restate, integrate and further amend the provisions of the Corporation’s existing Articles of Incorporation.

3.          These First Amended and Restated Articles of Incorporation of the Corporation were duly approved by a vote of the stockholders of the Corporation in accordance with the provisions of Section 78.390 of the Nevada Revised Statutes.

4.          Immediately prior to the effective time of these First Amended and Restated Articles of Incorporation, the Corporation has authorized one hundred and forty million (140,000,000) shares of common stock, par value S0.001 per share (“Common Stock”), of which, 35,701,756 shares of Common Stock arc issued and outstanding.

5.          The text of the original Articles of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the corporation is GoLogiq, Inc. (the “Corporation”).

ARTICLE 2

DURATION

The duration of the Corporation’s existence shall be perpetual.

ARTICLE 3

PURPOSE

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted, or carried on by it arc as follows: To engage in any lawful act or activity for which corporations may be organized under Chapter 78 of the Nevada Revised Statutes (the “NRS”). The Corporation shall also have the authority to engage in any and all such activities as arc incidental or conducive to the attainment of the purpose or purposes of this Corporation.

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ARTICLE 4

CAPITAL STOCK

Section 4.1      Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is two hundred ten million (210,000,000) shares, consisting of two classes to be designated, respectively, “Common Stock” and “Preferred Stock”, with all of such shares having a par value of $0,001 per share. The total number of shares of Common Stock that the Corporation shall have authority to issue is two hundred million (200,000,000) shares. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is ten million (10,000,000) shares. The Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, and relative, participating, optional and other rights, and the qualifications, limitations, or restrictions thereof, of the Preferred Stock shall hereinafter be prescribed by resolution of the board of directors pursuant to Section 4.3 of this Article 4.

Section 4.2       Common Stock.

(a)          Dividend Rate. Subject to the rights of holders of any Preferred Stock having preference as to dividends and except as otherwise provided by these First Amended and Restated Articles of Incorporation, as amended from time to time (hereinafter, the “Articles”) or the NRS, the holders of Common Stock shall be entitled to receive dividends when, as and if declared by the board of directors out of assets legally available therefor.

(b)          Voting Rights.

(i)          Except as otherwise provided by the NRS, the holders of the issued and outstanding shares of Common Stock shall be entitled to one vote for each share of Common Stock. No holder of shares of Common Stock shall have the right to cumulate votes.

(ii)         Except as otherwise required in these Articles, the holders of the issued and outstanding shares of Common Stock shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock).

(iii)        The holders of the issued and outstanding shares of Common Stock, as such, shall not be entitled to vote on any amendment to these Articles or to a certificate of designation of Preferred Stock that alters or changes the powers, preferences, rights or other terms of one or more outstanding class or series of Preferred Stock if the holders of such affected class or series are entitled, cither separately or together with the holders of one or more other class or series of Preferred Stock, to vote thereon as a separate class pursuant to these Articles or a certificate of designation of Preferred Stock or pursuant to the NRS as currently in effect or as the same may hereafter be amended.

(c)          Liquidation Rights. In the event of liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, subject to the prior rights of holders of Preferred Stock to share ratably in the Corporation’s assets, the Common Stock and any shares of Preferred Stock which are not entitled to any preference in liquidation shall share equally and ratably in the Corporation’s assets available for distribution after giving effect to any liquidation preference of any shares of Preferred Stock. A merger, conversion, exchange or consolidation of the Corporation with or into any other person or sale or transfer of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

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(d)          No Conversion, Redemption, or Preemptive Rights. The holders of Common Stock shall not have any conversion, redemption, or preemptive rights.

(e)          Consideration for Shares. The Common Stock authorized by these Articles shall be issued for such consideration as shall be fixed, from time to time, by the board of directors.

Section 4.3       Preferred Stock.

(a)          Designation. The board of directors is hereby vested with the authority from time to time to provide by resolution for the issuance of shares of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by these Articles, and to prescribe with respect to each such scries the voting powers, if any, designations, preferences, and relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions relating thereto, including, without limiting the generality of the foregoing: the voting rights relating to the shares of Preferred Stock of any series (which voting rights, if any, may be full or limited, may vary over time, and may be applicable generally or only upon any stated fact or event); the rate of dividends (which may be cumulative or noncumulative), the condition or time for payment of dividends and the preference or relation of such dividends to dividends payable on any other class or series of capital stock; the rights of holders of Preferred Stock of any series in the event of liquidation, dissolution, or winding up of the affairs of the Corporation; the rights, if any, of holders of Preferred Stock of any series to convert or exchange such shares of Preferred Stock of such series for shares of any other class or series of capital stock or for any other securities, property, or assets of the Corporation or any subsidiary (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable, and the time or times during which a particular price or rate shall be applicable); whether the shares of any series of Preferred Stock shall be subject to redemption by the Corporation and if subject to redemption, the times, prices, rates, adjustments and other terms and conditions of such redemption. The powers, designations, preferences, limitations, restrictions and relative rights may be made dependent upon any fact or event which may be ascertained outside these Articles or the resolution if the manner in which the fact or event may operate on such series is stated in these Articles or resolution. As used in this section, “fact or event” includes, without limitation, the existence of a fact or occurrence of an event, including, without limitation, a determination or action by a person, government, governmental agency or political subdivision of a government. The board of directors is further authorized to increase or decrease (but not below the number of such shares of such Series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. Unless the board of directors provides to the contrary in the resolution which fixes the characteristics of a series of Preferred Stock, neither the consent by series, or otherwise, of the holders of any outstanding Preferred Stock nor the consent of the holders of any outstanding Common Stock shall be required for the issuance of any new series of Preferred Stock regardless of whether the rights and preferences of the new series of Preferred Stock are senior or superior, in any way, to the outstanding series of Preferred Stock or the Common Stock.

(b)          Certificate. Before the Corporation shall issue any shares of Preferred Stock of any series, a certificate of designation setting forth a copy of the resolution or resolutions of the board of directors, and establishing the voting powers, designations, preferences, the relative, participating, optional, or other rights, if any, and the qualifications, limitations, and restrictions, if any, relating to the shares of Preferred Stock of such series, and the number of shares of Preferred Stock of such series authorized by the board of directors to be issued shall be made and signed by an officer of the Corporation and filed in the manner prescribed by the NRS.

Section 4.4      Non-Assessment of Stock. The capital stock of the Corporation, after the amount of the subscription price has been fully paid, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed, and these Articles shall not be amended in this particular. No stockholder of the Corporation is individually liable for the debts or liabilities of the Corporation.

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Section 4.5      General.

(a)          No stockholder has any right or will be permitted to cumulate votes in any election of directors.

(b)          Shares of one class or series of stock may be issued as a share dividend in respect of another class or series, Section 78.215(4) of the NRS notwithstanding.

ARTICLE 5

BOARD OF DIRECTORS

(a)          The business of the Corporation shall be managed by a board of directors.

(b)         Subject to the rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, the number of directors constituting the board of directors may be increased or decreased from time to time in the manner specified in the Bylaws of the Corporation; provided, however, that the number shall not be less than one (1) nor more than seven (7). Any decrease in the number of directors shall not shorten the term of any incumbent director.

(c)          Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, any director, or the entire board of Directors, may be removed from office by the stockholders only as provided in these Articles and the NRS.

(d)          Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

ARTICLE 6
BYLAWS

The board of directors shall have the power to adopt, amend, restate, or repeal the Bylaws or adopt new Bylaws. Nothing herein shall deny the concurrent power of the stockholders to adopt, alter, amend, restate, or repeal the Bylaws, provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by these Articles, such action by stockholders shall require the affirmative vote of the holders of al least two-thirds in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon.

ARTICLE 7

LIMITATIONS OF DIRECTORS’ LIABILITY

A director shall have no liability to the Corporation or its stockholders for monetary damages for conduct as a director, except for acts or omissions that involve intentional misconduct by the director, or a knowing violation of law by the director, or for conduct violating NRS 78.138(7), or for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If the NRS is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the full extent permitted by NRS as so amended. Any repeal or modification of this Article 7 shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification for or with respect to an act or omission of such director occurring prior to such repeal or modification.

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ARTICLE 8

INDEMNIFICATION

Section 8.1      Indemnification and Insurance.

(a)       Indemnification of Directors and Officers.

(i)       For purposes of this Article, (A) ’’Indemnitee” shall mean each director or officer who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any Proceeding (as hereinafter defined), by reason of the fact that he or she is or was a director or officer of the Corporation or member, manager or managing member of a predecessor limited liability company or affiliate of such limited liability company or is or was serving in any capacity at the request of the Corporation as a director, officer, employee, agent, partner, member, manager or fiduciary of, or in any other capacity for, another corporation or any partnership joint venture, limited liability company, trust, or other enterprise; and (B) ’’Proceeding” shall mean any threatened, pending, or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative, or investigative.

(ii)      Each Indemnitee shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Nevada law, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, taxes, penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Indemnitee in connection with any Proceeding; provided that such Indemnitee either is not liable pursuant to NRS 78.138 or acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any Proceeding that is criminal in nature, had no reasonable cause to believe that his or her conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the Indemnitee is liable pursuant to NRS 78.138 or did not act in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, or that, with respect to any criminal proceeding he or she had reasonable cause to believe that his or her conduct was unlawful. The Corporation shall not indemnify an Indemnitee for any claim, issue or matter as to which the Indemnitee has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Corporation or for any amounts paid in settlement to the Corporation, unless and only to the extent that the court in which the Proceeding was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such amounts as the court deems proper. Except as so ordered by a court and for advancement of expenses pursuant to this Section 8.1, indemnification may not be made to or on behalf of an Indemnitee if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of law and was material to the cause of action. Notwithstanding anything to the contrary contained in these Articles, no director or officer may be indemnified for expenses incurred in defending any threatened, pending, or completed action, suit or proceeding (including without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative or investigative, that such director or officer incurred in his or her capacity as a Stockholder.

(iii)     Indemnification pursuant to this Section 8,1 shall continue as to an Indemnitee who has ceased to be a director or officer of the Corporation or member, manager or managing member of a predecessor limited liability company or affiliate of such limited liability company or a director, officer, employee, agent, partner, member, manager or fiduciary of, or to serve in any other capacity for, another corporation or any partnership joint venture, limited liability company, trust, or other enterprise and shall inure to the benefit of his or her heirs, executors and administrators.

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(iv)     The expenses of Indemnitees must be paid by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the Proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation. To the extent that a director or officer of the Corporation is successful on the merits or otherwise in defense of any Proceeding, or in the defense of any claim, issue or matter therein, the Corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred in by him or her in connection with the defense.

(b)          Indemnification of Employees and Other Persons. The Corporation may, by action of its Board of Directors and to the extent provided in such action, indemnify employees and other persons as though they were Indemnitees.

(c)          Non-Exclusivity of Rights. The rights to indemnification provided in this Article 8 shall not be exclusive of any other rights that any person may have or hereafter acquire under any statute, provision of these Articles, or the Bylaws of the Corporation, agreement, vote of Stockholders or directors, or otherwise.

(d)          Insurance. The Corporation may purchase and maintain insurance or make other financial arrangements on behalf of any Indemnitee for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee, member, managing member or agent, or arising out of his or her status as such, whether or not the Corporation has the authority to indemnify him or her against such liability and expenses.

(e)          Other Financial Arrangements. The other financial arrangements which may be made by the Corporation may include the following: (i) the creation of a trust fund; (ii) the establishment of a program of self-insurance; (iii) the securing of its obligation of indemnification by granting a security interest or other lien on any assets of the Corporation; and (iv) the establishment of a letter of credit, guarantee or surety. No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud, or a knowing violation of law, except with respect to advancement of expenses or indemnification ordered by a court.

(f)          Other Matters Relating to Insurance or Financial Arrangements. Any insurance or other financial arrangement made on behalf of a person pursuant to this Section 8.1 may be provided by the Corporation or any other person approved by the Board of Directors, even if all or part of the other person’s stock or other securities is owned by the Corporation. In the absence of fraud, (i) the decision of the Board of Directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this Section 8.1 and the choice of the person to provide the insurance or other financial arrangement is conclusive; and (ii) the insurance or other financial arrangement is not void or voidable and does not subject any director approving it to personal liability for his or her action; even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

Section 8.2     Amendment. Notwithstanding any other provision of these Articles relating to their amendment generally, any repeal or amendment of this Article 8 which is adverse to any director or officer shall apply to such director or officer only on a prospective basis, and shall not limit the rights of an Indemnitee to indemnification with respect to any action or failure to act occurring prior to the time of such repeal or amendment.

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ARTICLE 9

AMENDMENTS

(a)          The Corporation reserves the right to amend, alter, change or repeal any provision contained in these first Amended and Restated Articles of Incorporation, in the manner, and subject to approval by stockholders as, now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

(b)          If any provision or provisions of these first Amended and Restated Articles of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of these first Amended and Restated Articles of Incorporation (including, without limitation, each portion of any sentence of these First Amended and Restated Articles of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE 10
EFFECTIVE TIME

The effective time of these First Amended and Restated Articles of Incorporation shall be the date and time that these First Amended and Restated Articles of Incorporation are filed with the Secretary of State of the State of Nevada, or, if later, the effective date and time specified in the certificate accompanying such filing.

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IN WITNESS WHEREOF, the Corporation has caused these First Amended and Restated Articles of Incorporation to be signed by Mathew S. Brent, its Chief Executive Officer on April 28, 2022.

LOVARRA.

By:	/s/ Matthew S. Brent
Name: Matthew S. Brent
Title: Chief Executive Officer

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BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

ABOVE SPACE IS FOR OFFICE USE ONLY

Name - Reservation, Consent or Release

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT - SUBMIT THE FILING WITH A CUSTOMER ORDER INSTRUCTION FORM AND PAYMENT

☐ Name Reservation

This filing is used to Reserve an entity name to be used at a later date when filing formation or amendment documents, the name will be reserved for 90 days.

I, ______________________, hereby request the following name to be reserved for the period of 90 days: ______________________

(Do not include a corporate ending)

Holder of the Reservation:

Name ______________ Country ______________

Address ______________ City ______________ State ______ Zip/Postal Code ______

The above reservation must be accompanied by a $25.00 filing fee. An additional $50.00 required if requesting 24 hour expedited service.

☒ Name Consent or ☐ Name Reservation Release

Consent to allow another party to use an entity name already on file with the Secretary of State. Release the name Reservation to another party for use in filing formation or amendment documents. *Note: If submitting a Name Release or Name Consent the form will need to be notarized.*

I, Matthew S. Brent, hereby give consent/release for the
The person who is the current holder of the entity name

entity name of GOLOGIQ LLC to
Entity name having consent or being released

LOVARRA for use.
The person the name is being released to

Signed: X [signature] (document must be signed before a notary public)
Signature of current holder of name

State of IL

County of COOK

This document was acknowledged before me on 04/29/2022 by MATTHEW BRENT date name of person being notarized

[signature]
Signature of notary public

OFFICIAL SEAL
ANTHONY ANDERSON
NOTARY PUBLIC - STATE OF ILLINOIS
MY COMMISSION EXPIRES:12/11/22

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Revised: 1/1/2019